Exhibit 99.2

Greif, Inc.
First Quarter 2020 Earnings Results Conference Call
February 27, 2020

CORPORATE PARTICIPANTS
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Associate Analyst
Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst
Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by, and welcome to the Greif, Inc. Q1 2020 Earnings Conference Call. At this time all participants are on a listen only mode. After the speakers presentation there will be a question-and-answer session. To ask a question during this session, you will need to please press star, one on your telephone. Please be advised that today's conference is being recorded. If you require any further assistance, please press star, zero.
I would now like to hand the conference over to Matt Eichmann. Thank you. Please go ahead.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, Denise, and good morning, everyone. Welcome to Greif's First Quarter Fiscal 2020 Earnings Conference Call. On the call today are Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry are available to answer questions at the end of today's call.
In accordance with Regulation Fair Disclosure, we encourage you to ask questions regarding issues you consider material because we are prohibited from discussing significant nonpublic items with you on an individual basis. Please limit yourself to one question and one follow-up question before returning to the queue.
Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed.
Additionally, we will be referencing certain non-GAAP financial measures and reconciliations to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.
And now I turn the presentation over to Pete on Slide 3.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Matt, and good morning, everyone. We continue to make strong progress across all of our strategic priorities. From a financial performance standpoint, our first quarter adjusted EBITDA and adjusted free cash flow both improved versus the prior year quarter. We also recorded our 11th consecutive quarter of customer satisfaction index score improvement and received recognition from several third-party organizations for our strong sustainability performance.
Finally, we announced today that we have agreed to sell our consumer packaging group business to Graphic Packaging for $85 million in cash. We continue to experience challenging industrial markets across our portfolio and the overall demand environment remains soft. Conditions in several important regions in RIPS improved over the last several months, especially versus the prior year quarter, but it's premature to tell whether those trends are sustainable.
Caraustar performed better than internal expectations, and our global intermediate bulk container volumes are growing double digits, in line with our strategy.
I'd like to now review our performance by segment. And if you could please turn to Slide 4. The Rigid Industrial Packaging & Services segment delivered a strong first quarter, benefiting from better demand in key markets, favorable raw material costs and strong cost control. Our global IBC volumes grew by 23.5% versus the prior year quarter, partially due to our strategic investments that include the Tholu acquisition, an IBC reconditioner in Europe, and new IBC projects delivering positive results in Houston, Texas and Russia.
Overall, global steel drum volumes declined by 1.7% versus the prior year quarter. Steel drum demand in EMEA, which is our largest steel drum region, grew by nearly 3% as customers reported a more stable outlook, and we achieved new customer growth. Steel drum volumes in the Middle East and North Africa also grew by roughly 7%, thanks to solid chemical and lube demand and by roughly 1% in the Eastern Europe. Steel drum volume in the U.S. remained soft, especially in the trade-sensitive Gulf Coast, while volumes in Southeast Asia were negatively impacted by competition and by price margin decisions.
In China on a same store basis, steel drum volumes were up low single digits versus the prior year quarter. RIPS' first quarter sales were roughly $25 million lower versus the prior year quarter on a currency-neutral basis due to lower volumes and lower average selling prices tied to contractual adjustments related to raw material price declines, partially offset by strategic pricing decisions.
RIPS' first quarter adjusted EBITDA rose by roughly $14 million versus the prior year quarter due to lower-cost raw materials and aggressive back office cost reduction activities, partially offset by the impact of lower sales.
Our Q1 2019 adjusted EBITDA was adversely impacted by a $1.5 million correction adjustment that was previously disclosed related to a divestiture. We continue to assume that RIPS' steel drum volume would be roughly flat to fiscal 2019 with IBC volume growth in the low double digits. While pleased with the demand uptick we saw in EMEA, we expect economic growth in Europe to remain subdued overall and vary by country.
I'd ask you to please turn to Slide 5. The Flexible Products & Services segment experienced a challenging first quarter, was negatively impacted by weak demand in Western Europe and by a delayed fertilizer season due to weather, which is not expected to be fully recovered. First quarter segment sales were roughly 16% lower than the prior year quarter and 15% lower on a currency-neutral basis. Weak volumes were the main driver to lower sales. First quarter adjusted EBITDA fell by roughly $4 million versus the prior year due to lower volumes, only partially offset by lower SG&A expense. We are reducing our variable cost structure in light of weaker volumes executing on SG&A and other cost savings opportunities. And please keep in mind that FPS is a 50-50 joint venture to the bottom line impact from soft end markets is small.
Before transitioning to paper packaging, I'd like to say a few words on the impact of the coronavirus. We have over 900 Greif colleagues in China working in both our Rigid and Flexible Packaging segments. China accounts for roughly 3% of our overall annual and consolidated revenue and all of our plants were operational as of February 17th. To our knowledge today, none of our colleagues have contracted the virus, and we have extensive precautions in place to safeguard their health and well-being. While we've incorporated a minor coronavirus drag into our guidance of $1.5 million, it is way too early to assess the ultimate impact the virus may have on global macroeconomic conditions and to our global customers.
I'd ask that you turn to Slide 6, please. Paper Packaging's first quarter sales grew by $256 million versus the prior year quarter due to Caraustar's contribution partially offset by lower published prices in our containerboard business. Volumes were negatively impacted primarily by 21,000 tons of containerboard economic downtime and by softer demand from integrated customers in our legacy business.
Paper Packaging's first quarter adjusted EBITDA rose by roughly 68% versus the prior year. Caraustar outperformed our internal expectations during the quarter, which is a seasonally slower period for them. Looking ahead, we incorporated January's published $10 a ton linerboard and $15 a ton medium declines as well as February's $30 a ton boxboard price decline into our guidance range.
Finally, we have agreed to sell our consumer packaging group business consisting of 7 folding carton facilities to Graphic Packaging for $85 million. This sale excludes the 3 CRB mills acquired in the Caraustar acquisition in which we have multiyear supply agreements in place. Given our industrial focus, we are not the rightful owner of the consumer packaging group business. This divestiture helps us delever our balance sheet, optimize our capital allocation plans and refocuses our business on our core industrial franchise and strategic growth priorities. We expect the divestiture to close by March 31, and I'd like to thank our CPG colleagues for their contribution to growth for the past 12 months. Their is a sincere commitment to safety and to customer service excellence will serve them well in the future. We wish them nothing but the best in the transition ahead.
If you could please turn to Slide 7. We have owned the Caraustar business now for just over a year and continue to be very pleased. The businesses enhance our overall margins and anticipated synergies have been revised by more than 55% higher since the deal closing. Most importantly, we have a 99% colleague retention rate through its strong cultural fit and alignment, which is a large driver to the success of our integration. We continue to expect to achieve run rate synergies of at least $70 million by the end of fiscal 2022. And there is no material impact to our synergy estimates from the consumer packaging group divestiture.
I'd like to now turn over the presentation to our Chief Financial Officer, Larry Hilsheimer.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Pete. Good morning, everyone. Please turn to Slide 8 to review our quarterly financial performance. Before I get into the quarter's details, allow me to add to what Pete stated earlier about the CPG divestiture. We are very excited about the transaction announced this morning with Graphic Packaging. We view this as a win-win deal. It is consistent with the strategies of each organization and has unique benefits to each side. For us, when we acquired Caraustar, we did so on the basis of a run rate EBITDA of $220 million. The business we just sold contributed no EBITDA in that $220 million run rate nor were there any estimated synergies attributable to that operation. I want to wish our CPG colleagues, the best of luck and thank them for their work at Greif over the last year.
On to first quarter specifics. Overall, Greif generated very solid results in a challenged industrial economy. First quarter net sales, excluding the impact of foreign exchange rose by nearly 25% versus the prior year quarter due to Caraustar's contribution and strategic pricing decisions in RIPS, partially offset by demand softness and lower PAM-driven pricing in RIPS, weak FPS volumes. Legacy PPS also experienced softer demand and lower year-over-year published containerboard pricing. First quarter adjusted EBITDA grew by roughly 39% versus the prior year quarter, primarily due to Caraustar's contribution and the improvement in RIPS, partially offset by lower EBITDA in our legacy paper business and weak demand in FPS. Below the operating profit line, interest expense rose as anticipated by roughly $20 million, while other expense was essentially flat to prior year. First quarter Class A adjusted earnings per share was roughly flat to the prior year quarter at $0.64 per share due to higher year-over-year depreciation and interest expense offsetting the Caraustar acquisition-driven lift to earnings. Our first quarter non-GAAP tax rate was 24.3% and benefited from a $2 million resolution of an open item with tax authorities. We expect our non-GAAP rate to range between 27% and 31% in fiscal 2020.
Finally, first quarter adjusted free cash flow improved by $22 million versus the prior year quarter to a use of roughly $13 million as a result of increased EBITDA and improved working capital management despite increased capital expenditures.
Please turn to Slide 9 to review our fiscal 2020 guidance and key modeling assumptions. We now expect to generate between $3.55 and $3.91 in adjusted Class A earnings per share in fiscal 2020. We've kept the guidance range deliberately wide given continued macroeconomic uncertainty and the still unquantifiable impact of the coronavirus on our global operations. To bridge to our new fiscal year 2020 midpoint of $3.73 per share from what we previously provided, please start with our original $3.88 per share midpoint shared at Q4. From there, we anticipate a $0.09 per share headwind from softer economic conditions and mix erosion in PPS for the remainder of the year, partly offset by OpEx improvements in RIPS and several key raw material sourcing wins. We also assume a $0.09 per share headwind from the price cost squeeze in paperboard that includes the $30 reduction in boxboard prices published last week, only partially offset by slightly lower fiscal OCC expectations. Offsetting those headwinds is a $0.02 per share lift from slightly lower fiscal year interest expense as a result of a farm credit system rebate and our belief that our fiscal year non-GAAP tax rate will trend towards the lower end of our 27% to 31% range. We now forecast our 2020 adjusted free cash flow of between $265 million and $305 million as lower anticipated EBITDA is more than offset by improved working capital and lower cash taxes. We continue to expect capital expenditures of between $160 million and $180 million, excluding integration CapEx and anticipate working capital to be a cash source of between $0 and $20 million, primarily due to lower sales and working capital optimization programs.

Turning to capital priorities on Slide 10. Our capital allocation priorities include funding organic CapEx delevering our balance sheet, maintaining steady dividends and pursuing our strategic growth priorities in IBCs, IBC reconditioning and containerboard integration. At quarter end, our compliance leverage ratio stood roughly 3.7x. We remain well within our stated covenants and expect to be back within our targeted leverage ratio range by 2023. Our industry-leading dividend yields more than 4% today and offers investors a steady source of income to augment market returns.
With that, I'll turn the call back to Pete for his closing comments before our Q&A.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Right. Thank you, Larry, and please turn to Slide 11. The Greif team delivered a solid first quarter despite a challenging macroeconomic environment. As we progress through fiscal 2020, we remain well positioned to serve a variety of end markets through our industry-leading product portfolio and our commitment to customer service excellence. We're advancing lower risk growth opportunities close to our core and the Caraustar integration continues to track the plan. We appreciate your participation this morning.
And operator, please open the lines for questions.

QUESTIONS AND ANSWERS
Operator
As a reminder, to ask a question please press star and then the number one on your telephone keypad. To withdraw your question, press the pound key. Please limit yourself to one question and one follow up and rejoin the queue for any additional questions.
Your first question comes from Ghansham Panjabi with Baird.
Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
This is actually Matt Krueger sitting in for Ghansham. So I was just hoping that we could get your updated thoughts on your volume expectations by segment for 2020. Along with any details underlying the regional economic assumptions that coincide with that volume outlook, including any impact on the various regions from the coronavirus.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So first, I'll talk about the coronavirus and the impact. So as we mentioned, none of our colleagues are infected that we know at this time and anything we comment on regarding the coronavirus is what we know today, we really can't speculate a future impact. We expect, as we said, $1.5 million impact from the coronavirus due to mainly extended shutdowns in our Chinese operations, we're about 70% operating capacity today and beyond China, our Italian operations have not been impacted by the coronavirus. We're operating all facilities at full capacity. From a broader supply chain, we have not had any adverse impact in Greif, in our supply chain and our ability to meet our customer needs. We're not restrained in raw materials or parts supply across our entire global supply chain, but there's no question the coronavirus will clearly have an impact on certain business segments and that interconnectivity to the global supply chain that we've already read, and you've read about negative impacts to parts of the economy. In regards to our global customers, we are seeing some shift in production from China to other regions in our global footprint. But again, it's premature to make any concrete determinations on what that longer-term impact may be. I would tell you, today, we're really well positioned to serve our global customers as they do that, because we have a very wide and diverse manufacturing capabilities across the globe. In regard to volumes as we see it, in for the balance of the year, let's start with RIPS. So on a global basis, we expect our steel drum volumes to be roughly flat to fiscal 2019. We see the EMEA region continues to be an improving store. It's more stabilized in Brazil, the Middle East also are doing well. I think the offset of that is the slow industrial economic conditions in the U.S. and then we have the uncertainty around what the long-term effect is going to be in the coronavirus in Asia. We expect our large plastic drum business to grow low single digits, which is consistent with what we've done in the past year, and we've had several strategic investments in the U.S., it aids that. And again, we're very happy with the growth in our IBC and IBC reconditioning volumes, and we expect to continue to grow low double digits in that global platform as it's a big strategic priority for us. Again, those 2020 assumptions do not include any broader impact of future coronavirus impact. When you look at paper packaging, we still see continued softer demand conditions and we don't see any changes from what our current environment is for the balance of 2020.

Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
That's definitely helpful. And I guess that leads me into my next question. I was hoping that you could outline the net impact from the 21,000 tons in containerboard economic downtime across your business during the first quarter? And then maybe provide some detail on what's baked into guidance for the remainder of the year in terms of downtime for that business?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, the 21,000 tons downtime is roughly $8 million to $8.5 million of impact. In the remainder of the year's guidance, we've built in a range. As you noticed, our range is fairly wide to consider potential impacts of the continued macroeconomic factors impacting all of our businesses right now, including our legacy paper business.
Operator
Your next question comes from Mark Wilde with Bank of America.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Pete, I wonder if it's possible to talk a little bit more about sort of the volumes in RIPS, particularly if we kind of exclude the IBC business. And then within the IBC business, how much of that 23.5% is the result of the acquisition?
Peter G. Watson - Greif, Inc. - President, CEO & Director
So the IBC question first, Mark. The 23.5% improvement, 10% of that roughly is as a result of the Tholu acquisition in Europe reconditioning. We're really pleased with that. And I think it's aid to our platform as we grow that reconditioning business. When you take steel drum, if you just look from a region standpoint, EMEA continues to really have positive growth. We grew by 3% in the quarter. In North America, demand was continued to be weak in the first quarter, we did see signs of improvement in January and February. But again, I think it's too premature to say whether that's a continuing trend. And just to get a perspective, because there's really no public comparison in the rigid business like we have in paper. But in North America, in 2019, an industry association produces annual drum -- steel drum results and the industry in North America was down 15% in 2019, and we are down significantly less than that. So it's a challenged substrate, mainly due to the trade conflicts, and a large percentage of that volume resides in that Gulf Coast.
If you look at Latin America, we had really good steel drum growth of about 7%, and that's really a result of improvements in our operations and manufacturing in Brazil. Our new leader there has done an excellent job of improving our operations, so we can better serve our growing customer base there.
And in APAC, as we've talked about, our Chinese steel drum volumes, if you look at a same-store basis, and if you remember, we closed a plant in Ningbo, a year ago, we're up 5%. That's pre-coronavirus. That will change in February, obviously, because we had 10 to 18 days of extended downtime due to the shutdown. And the only other comment I'll make in Asia, in Southeast Asia and predominantly Singapore, we're experiencing weaker demand because of weaker export markets, but there's been a really intensive competitive environment in Singapore. There's been some added capacity from new steel drum manufacturers that entered the market. So that's an overall view of the steel drum volume in RIPS, Mark.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Okay. That's really helpful, Pete. I guess for my follow-on, I'm just curious about the three coated recycled mills, which weren't part of the asset sales. I think Larry mentioned that you have some multi year contracts. Can you just give us a little perspective on the contracts and on sort of like how much of the volume from those 3 mills, the contracts would cover and whether you would be precluded at this point from pursuing a sale of those mills with somebody else? Or maybe even rationalizing capacity at some point?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So as we talked about, we have long-term agreements in place for those 3 mills. And our integration, when we owned the consumer packaging business, was about 40%. So that 40% is covered under long-term supply agreements. But we also feel really positive because the sale of these assets allow us to be a non-conflict channel partner to the folding carton industry, both to independent and integrated partners and so we feel comfortable with that. In regard to what we may do in the future, we have no concrete plans. So we intend to run those mills, we feel very comfortable with the long-term agreements in place. And I think, again, to comment, we were not the rightful owner of those assets in the folding carton industry, and Graphic Packaging certainly is and allows us to focus our capital allocations on our industrial franchise, and we grow our integration, vertical integration, our paper packaging business, as well as grow our IBC and IBC reconditioning business.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
And Mark, just a follow-on, although we don't have any current plans. You asked whether we have any restrictions on selling those mills. And the answer is, no.
Operator
Your next question comes from Adam Josephson with KeyBanc Capital Markets.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Larry, just one on the cash flow guidance. You mentioned working cap is better. Is that because of lower volume expectations or lower raw material cost expectations? And then with respect to the lower cash taxes, is that just simply a function of your profit forecast going down? Or is there something else going on there?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, good questions, Adam. Let me give you a high level, just a walk first, and then I'll answer your question specifically. So we had a midpoint guidance of $265 million, we would drop it by about $13 million relative to operations. Increased $3 million because of CapEx that related to those CPG plans we just disposed of, pick up about $19 million or so roughly on working capital. Taxes is about $11.5 million and the interest expense and other things is about roughly just short of $1 million.
So that walks you from $265 million to $285 million. On the OWC, it is a combination of, yes, when you're projecting lower sales, you need to carry lower working capital, obviously, disposing the CPG plants, eliminates the need for carrying working capital there. But it also is kudos, it goes to our teams. We have had a focused effort, as we've talked about for years of really being better on managing our working capital, and we continue to see improvements in that. And we forecast more improvements through the remainder of the year. So you have really good efforts going on across the board in that space. In the taxes, again, it's a situation of our tax group doing an outstanding job of some effective tax planning that is going to allow us to reduce our out-of-pocket cash tax payments this year. It's as simple as that. And there is also obviously a component to the extent operating income drops, your taxes drop as well. But it's also some effective tax planning.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Thanks, Larry. And then just one on your OCC -- updated OCC forecast. So when you gave it in December, I believe it was -- OCC was pretty much at rock bottom levels. And it's inched up since then. And it's reportedly up a fair bit in February, yet you guys fairly significantly reduced your OCC forecast for the year. And if memory serves, you previously were thinking it would be flattish in the first 2 quarters and then there would be a spike in the second half. And so we've been going up a bit in the first half. So I'm a bit confused as to why you would sharply cut your full year OCC price forecast now in light of the fact that OCC is actually going up right now. So I'm hoping you could just kind of help me understand that.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Sure. As we've gotten further in the market and work with Greg Cotrell and his team and our RFG Group, we believe we have a much higher confidence level relative to the remainder of the year. And we had it trending up pretty dramatically at the beginning of the year. But we had a range of alternatives in our very wide range of guidance earlier in the year, Adam. There were some of us who felt more confident that the OCC cost would not be going up towards the end of the year. It was influenced by some external forecast as well. So we had it going up to $72 in the third quarter. We do not feel that's in the cards. And so what we've got is $42 or so in Q2, $32 to $47 in our range in Q3 and in Q4. So it brings it to an average for the year of $39 per ton in the midpoint.
Operator
Again, to ask a question, please press star, one on your telephone keypad. Your next question comes from Steve Chercover with Davidson.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
So hopefully, I haven't missed this somehow. But with respect to the guidance and the Caraustar consumer packaging, first of all, the free cash flow has got nothing to do with the $85 million. That's carved out?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Correct. That's correct.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Good answer. That's what I thought. And then you said that there's no EBITDA contribution from the 7 folding carton facilities. So I guess, it was the 3 mills that were generating the $37 million that you discussed on the Investor Day, it might not still be that, but is that still a decent number?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
We've obviously captured synergies, Steve. So it's north of that. We're very pleased with the operations of those mills at this point. So yes, you heard me correct, it was at the time of that acquisition, there was no EBITDA in those businesses as part of that $220 million.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
That's terrific. And can you just remind us at the 3 facilities, is there any URB that's commingled? Like are there multiple machines? Are those 3 facilities totally dedicated to URB?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, Steve, this is Pete. So we have 1 mill that runs CRB and URB and some gypsum. And that has the flexibility to change the product mix based on market conditions and what we may do strategically across our entire mill system.
Operator
Your next question comes from Gabe Hajde with Wells Fargo Securities.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
I was hoping you can maybe help us, maybe Larry will tackle this, but we'll see phasing of the price flow-through from the February price adjustment. If memory serves, I think that business is mostly kind of tied to that benchmark price in some way, shape or form, but just curious if there's sort of any kind of lag that we should expect. And then really kind of try to help think about 2021 as well.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, let me start -- I'm sorry, go ahead, Gabe.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
No, I'm sorry. And then could you also comment, just to the extent you're able to commercially, I think the URB price decrease, and it caught me by surprise a little bit. Just curious what you're seeing out there in the marketplace, if you can comment broadly.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. I would tell you, Gabe, both URB and CRB price decreases caught us by a huge surprise. It's not even remotely close to what we've been experiencing in the market really, really disturbing when things are that far off. And so we'll work on that going forward as best we can. But in terms of your cost question on phasing, some of those price contract mechanisms in the CRB space will stretch out into July before they're fully in place. It's customer by customer. And in some, they're not even tied to the index. And so it won't have an impact in our CRB space. But I can walk you through just that sort of impact-wise, if we look at just -- maybe this will help. From our $3.88 midpoint, and I did this on the call, but you have the non-pricing, just operational softness stuff about $0.09 a share. And then the $0.09 on price cost impact as elements. Primarily, it's the URB and CRB in our containerboard space. We had already really built that into our original guidance, anticipating some softness there. And so you have about a nickel or so on CRB and about a nickel on URB, offset by about the penny on OCC benefit.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
All right. And then, Pete, you had commented about kind of still expecting sluggish or weak volume environment in legacy containerboard operations. I was curious, I mean, I think volumes have kind of been down in that high single-digit range. Now that we're lapping that, should we expect it to maybe be down more consistent with the industry. Or was that commented to guide is still down maybe mid-single digits? Just trying to get a sense for what that's looking like?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, Gabe, I would tell you it will be consistent to what our experience has been in the first quarter, although -- let me make 2 caveats. In February, we have seen some improvements compared to our first quarter. But again, it's premature to say that's a trend for us. And secondly, as we ramp up our new corrugated sheet feeder in Palmyra, Pennsylvania, we will see continued improvement there. I would also tell you that we do a lot of business with integrated systems, when you have an environment like we're in now. A lot of those customers tend to internalize their business within their system. So we tend to underperform volume-wise in markets like this and over perform in normal or upmarket. So it's -- while we might not like it, it's not surprising where we are today.
Operator
As a reminder, please limit yourself to one question and one follow up. Your next question comes from Mark Wilde with Bank of Montreal.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Yes, just kind of continuing on Gabe's. I wondered if it's possible, Pete, for you to just kind of talk broadly with the strategy of dealing with this overall slower demand growth in the containerboard market in North America. And the fact that we've got some significant supply coming in yet for the next probably 18 months.
Peter G. Watson - Greif, Inc. - President, CEO & Director
No, you're right. So we'll debate that, obviously. But our strategy is to expand our vertical integration in our containerboard business. We've done that with significant capital investments, made around the new sheet feeder in Pennsylvania, enhancing our triple wall operation in Louisville, adding asitrade, and we're continuing to pursue opportunities in that space. And that's what we can control. We can't necessarily control what's being added and what people are doing. But our goal is to go from a low 80% integration, where we are now on 1 million-ton system up toward 100% vertical integration. That's what our focus is and to make sure that we serve our customers in those targeted ways to our service value propositions.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Yes. And Pete, is it possible in that business to get a sense for how large exports are is just a proportion of that 1 million tons a year of mill production and whether that's really where you're kind of throttling back at this point because this is like kind of offshore prices are down quite a bit more than domestic prices?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, they are, Mark, we've always been a really small player in the export market. We do some in Latin America with some targeted accounts, but it's really not material to our overall strategy. We tend to have higher volumes early in the year, but phase out through the balance of the year. But again, we're very, very small with regard to export markets.
Operator
Your next question comes from Adam Josephson with KeyBanc Capital Markets.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Pete, just one more on -- just related to Mark's and Gabe's questions for that matter. Just within your full year guidance, what are you thinking in terms of U.S. box demand for you guys as well as URB demand? I asked just because box demand was flat last year. URB production, I think, was down about 2% and the calendar year that is, which is obviously different than your fiscal year. But are you expecting those trends either in terms of U.S. box demand or URB demand to deviate much from what they were last calendar year?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Well, we're expecting for the rest of the year virtually be unchanged from what we're experiencing now.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
In both containerboard and -- but your containerboard volumes will be better, but you're saying for the industry, you would expect flattish to remain the norm.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, the only unknown you have is the broader impact of what the coronavirus may do. We don't know that.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Right, sure. Just in terms of the leverage, you pushed out the reduction target from '22, '23. Your cash has been, I think, in line with what you were expecting. So that would leave profit as having been lower than what you were initially expecting. Is that more coming? I know it's volume weakness, broad-based. But is it more -- is the shortfall relative to your initial expectations in Rigid or in paper packaging. Just so I understand where -- kind of where profits have trended versus your expectations when you announced Caraustar?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
It's across both, Adam. I mean clearly, the industrial recession that we have experienced was not something that we were aware of when we announced the deal in December of '18. But we started talking about seeing some weakness in our first quarter call last year, we attributed that to the government shutdown and a few other things. But then as we got into Q2, started to talk about seeing more weakness, particularly globally in Europe and elsewhere that was deeper than what we had been experiencing. And then at Investor Day, we -- you might recall us saying, hey, we believe we're in an industrial recession. And all of the data statistics have proven that since. And so we started taking actions to try to deal with that. But the operating profits of RIPS were obviously less than what we thought at the time we announced the deal. And then you had the price decreases in paper that -- we had put a range around things. But yes, it was less than what we had expected or hoped. So it's a broad impact that has driven down the operating earnings that would have provided that. But I'll also go back to when we announced the deal, we talked about the fact that we did a recessionary analysis, I've mentioned that our Board was very sensitive to that and asked us to look at it. We had already done it, so it was easy to show to them. But what that -- in that recessionary analysis, we said all it would do is push us out about 12 months, and we're staying exactly to that.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Sure. I understand. And just one last on the tax rate. I know last year, the tax rate came in a fair bit below, I think, your initial guidance. And this year, it seems like it's more of the same. Is there something overarching going on that's enabling you to kind of achieve appreciably lower tax rate than what you're expecting? Or is it really a bunch of onetime items that you think post fiscal '20, you'll revert to what you thought your tax rate was going to be over the past couple of years?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. If you look back at the comments I made in my opening remarks, you'll find that we actually said that we're still going to be within the range that we gave at the beginning of the year, just at the lower end of it. First quarter fluctuated around because we had a settlement of a $2 million item on the lower income in the first quarter is relatively impactful. I've made this comment last year as well. You don't ever know exactly when you're going to end up settling disputes with taxing authorities. Those things can come and go and can impact you positively or negatively over time. And so you're going to have those kind of fluctuations. But no, I don't think our tax rate is going to revert up. We believe, over time, we'll end up being lower than the guidance range we're at right now. We've said that looking back in our historical comments as well. We've got a great tax group. They continue to generate new dots and staying on top of the things that are moving on around the world.
Now all that said, we've got a lot of things that can change tax rates legislatively. Obviously, we've got a group of candidates on one side of the ledger that would have plans to raise rates. If that happens, then things change. So right now though, if things don't change, we would expect over time that our ranges will move down a couple of points.
Operator
Your next question comes from Gabe Hajde with Wells Fargo Securities.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Perhaps I'm overthinking this, but I'm looking at the FPS business. And I appreciate it's relatively small, the overall impact, but you called out the poor start to a fertilizer season. And after coming, I guess, off 2 years of pretty poor crop yields, I'm curious if this is like an inventory hangover issue or if there's something else going on in the market that you can make us aware of or that you see?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, Go ahead Pete.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, Gabe. It's really around the 1-Loop business, which is a relatively small part of the FPS business and it's predominantly in Western Europe. And it's just a lot of rain, and it's delayed it, and our customers don't see a big bounce back from it. So...
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, the bigger impact from a bottom line standpoint, Gabe, other fertilizer business is impacting the first quarter that drag on 4-Loop business, which is the higher end one by the down economy in Europe. And you might remember we said last quarter, that business lagged into the weakness, and it will probably lag coming out of -- your turning around out of it. So we're starting to see some better things in our EMEA business, although the majority of that is really in the Middle East and Eastern Europe, which is not a big market for our Flexible business. So it's being impacted by the industrial economy drag on the 4-Loop business.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Okay. So what I'm hearing is don't extend this to maybe weakness again in the conical business or anything like that, that you serve on the RIPS side.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Very different end markets take different ag sector totally.
Operator
Your last question comes from Mark Wilde with Bank of Montreal.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Yes, just one other one on volumes. Is it possible to get a sense of how Caraustar's tube and core volumes did on kind of a like-for-like basis?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So we don't report out those volumes, but it's very consistent with what the industry has reported and we actually are starting to see some improvement in that business in February, again, it's premature to say that it's a lasting trend. But we've got a really good go-to-market value proposition and we like the business, and we're very optimistic about the go-forward approach in that segment.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
And Pete, how much of that business approximately would you figure goes into kind of housing-related things, whether it's carpeting or vinyl flooring, things like that?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, I don't have the exact percentage, but that is along with paper mills, and some processed goods are part of that. And we have a chart -- bubble chart that shows the percentage, but it's...
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, the construction part of it, broadly, Mark, is about 8%.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Okay, smaller percentage than I might have thought.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes.
Operator
There are no further questions queued up at this time. I'll turn the call back over to Matt Eichmann.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thanks a lot, Denise. We appreciate your interest in Greif, and we hope you have a great remainder to your week. Thank you.
Operator
This concludes today's conference call. You may now disconnect.